Supplement dated May 28, 2024
to the pricing supplements, each dated May 23, 2024, to the Prospectus, the Prospectus Supplement and the Product Prospectus Supplement ERN-ETF-1, Each Dated December 20, 2023 (each, a “Note Prospectus”)
Filed pursuant to Rule 424(b)(3) Registration Statement 333-275898

Royal Bank of Canada
Notes Linked to a Basket of Closed-End Funds, due May 29, 2026
Global Medium-Term Notes, Series J
CUSIPS: 78015QJS1 and 78015QJT9
(the “notes”)

This document (the “supplement”) supplements each Note Prospectus. Capitalized terms used but not defined in this supplement have the meanings set forth in each Note Prospectus.

The Initial Price for each Basket Component was determined after the close of trading on May 28, 2024, in the manner contemplated by each Note Prospectus. The Initial Price for each Basket Component is set forth in the table below:

Basket Component	Ticker	Initial Price
Advent Convertible and Income Fund	AVK	$11.87
BlackRock Enhanced Equity Dividend Trust	BDJ	$8.23
BlackRock Multi-Sector Income Trust	BIT	$15.11
BlackRock Science & Technology Trust	BST	$36.89
BlackRock Enhanced Capital & Income Fund, Inc.	CII	$19.33
Calamos Strategic Total Return Fund	CSQ	$16.39
The Gabelli Dividend & Income Trust	GDV	$22.61
John Hancock Tax-Advantaged Dividend Income Fund	HTD	$20.20
PGIM High Yield Bond Fund, Inc.	ISD	$12.73
Virtus Equity & Convertible Income Fund	NIE	$22.53
Cohen & Steers REIT and Preferred Income Fund, Inc.	RNP	$20.20
Source Capital, Inc.	SOR	$42.87
SRH Total Return Fund, Inc.	STEW	$14.48
Columbia Seligman Premium Technology Growth Fund, Inc.	STK	$32.45
Tekla Healthcare Opportunities Fund	THQ	$20.10

Documentation

You should read this supplement, together with the documents listed below, which together contain the terms of the notes and supersede all prior or contemporaneous oral statements as well as any other written materials. You should carefully consider, among other things, the matters set forth in the section "Selected Risk Considerations" beginning on page P-7 of the applicable Pricing Supplement, and “Risk Factors” beginning on page PS-6 of product supplement ERN-ETF-1 and on page S-3 of the prospectus supplement, as the notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting, and other advisors before you make any invest decision relating to the notes.

You may access these documents on the SEC website at www.sec.gov as follows:

Pricing Supplement relating to CUSIP 78015QJS1, dated May 23, 2024:
https://www.sec.gov/Archives/edgar/data/1000275/000114036124027723/ef20030140_424b2.htm
Pricing Supplement relating to CUSIP 78015QJT9, dated May 23, 2024:
https://www.sec.gov/Archives/edgar/data/1000275/000114036124027724/ef20030141_424b2.htm
Prospectus dated December 20, 2023:
https://www.sec.gov/Archives/edgar/data/1000275/000119312523299520/d645671d424b3.htm
Prospectus Supplement dated December 20, 2023:
https://www.sec.gov/Archives/edgar/data/1000275/000119312523299523/d638227d424b3.htm
Product Prospectus Supplement ERN-ETF-1 dated December 20, 2023:
https://www.sec.gov/Archives/edgar/data/1000275/000114036123058555/ef20016923_424b5.htm

Our Central Index Key, or CIK, on the SEC website is 1000275. Unless otherwise indicated or unless the context requires otherwise, all references in this supplement to “we,” “us,” “our,” or similar references are to Royal Bank of Canada.